Exhibit 10.2
EXECUTION COPY
EMPLOYMENT AGREEMENT
    EMPLOYMENT AGREEMENT (this “Agreement”) between and among Capri Holdings Limited (“Capri”), Michael Kors (USA), Inc. (“MKUSA” and, together with Capri, the “Company Parties”) and Joshua Schulman (“Executive”) with effect from and after the Commencement Date (as defined below).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the employment of Executive by the Company Parties.
NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:
1.  Term. The employment of Executive with the Company Parties under this Agreement shall be effective as of August 24, 2021 (the “Commencement Date”) and shall continue until terminated in accordance with Section 4 hereof (the “Term”), subject to the terms and provisions of this Agreement.
2.  Position and Duties.
(a)Position. Executive shall initially be employed during the Term as Chief Executive Officer of Michael Kors, reporting directly to the Chairman & Chief Executive Officer of Capri (the “Current CEO of Capri”) and shall be based in New York, NY. Immediately following the earlier of (i) September 1, 2022 and (ii) the date that the Current CEO of Capri ceases to hold that position for any reason, Executive shall be promoted to Chief Executive Officer of Capri, reporting to the Board of Directors of Capri (the “Board”), and shall be nominated to the Board.
(b)Duties. Executive shall perform such duties and services as are commensurate with Executive’s position and such other duties and services as are from time to time reasonably assigned to Executive by the Current CEO of Capri or by the Chairman or the Board, as applicable. Except for vacation, holiday, personal and sick days in accordance with this Agreement and Capri’s policies for comparable senior executives, Executive shall devote his full business time during the Term to providing services to Capri and its affiliates, provided that Executive may engage in community and charitable activities and Executive shall request approval from the Current CEO of Capri or the Board, as applicable, prior to accepting any external Board position, and such service shall otherwise comply with Capri’s Corporate Governance Guidelines. Executive shall maintain a primary residence in the New York City metropolitan area during the Term.
(c)Additional Duties. Executive acknowledges and agrees that MKUSA will be his sole employer under this Agreement and MKUSA will provide all payments and benefits to Executive under this Agreement. At the request of Capri, Executive further agrees, without additional compensation, to act as a director of Capri or an officer or director of subsidiaries of Capri. At the direction of Capri, any rights and obligations of MKUSA hereunder may be assigned, in whole or in part, to such subsidiaries or Capri; provided, that MKUSA’s obligations with respect to compensation and benefits shall remain MKUSA’s obligations, unless Executive consents in writing to such assignment, which such consent shall not be unreasonably withheld.
(d)Other Matters. If Executive is not promoted to Chief Executive Officer of Capri in accordance with Section 2(a), Executive acknowledges that his sole remedy shall be the

Severance Payments (as defined below). In addition, Executive acknowledges that it is expected that when Executive is promoted to Chief Executive Officer of Capri, the Current CEO of Capri will become the Executive Chairman of Capri and shall perform such duties commensurate therewith. If at any point the Current CEO of Capri ceases to be the Executive Chairman of Capri, the Board shall make the sole determination as to who should serve as Chairman of Capri.
3.  Compensation.
(a)     Base Salary. Executive’s base salary shall be at the rate of $1,200,000 per year in his role as Chief Executive Officer of Michael Kors, with an increase to $1,300,000 if he assumes the role of Chief Executive Officer of Capri (as then in effect, the “Base Salary”). The Base Salary shall be paid semi-monthly less applicable withholdings and deductions in accordance with the normal payroll practices of MKUSA. The Base Salary shall not be decreased without Executive’s prior written consent. Upon such time as Executive is appointed to the Board, a portion of Executive’s Base Salary equal to one-fourth (1/4) of the annual retainer paid to Capri’s independent directors together with meeting fees payable to the independent directors (collectively, the “Board Fees”) for the applicable quarter shall be payable to Executive by Capri on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of Capri. For the avoidance of doubt, this is not additional Base Salary or other compensation for Executive but merely an allocation of Base Salary from MKUSA (as employer) to Capri for services performed by Executive as a director of Capri.
(b) Periodic Review of Compensation. On an annual basis during the Term, but not prior to June 2023, without any obligation to increase or otherwise change the compensation provisions of this Agreement, Capri agrees to undertake a review of the performance by Executive of his duties under this Agreement and of the efforts that he has undertaken for and on behalf of Capri and its affiliates to determine whether any merit or other increases in compensation are warranted.
(c)Annual Cash Incentive.
(i)Beginning with the fiscal year ending April 2, 2022 (“Fiscal 2022”), Executive shall be eligible to receive an annual cash incentive (the “Annual Cash Incentive”) based on a fixed percentage of Executive’s Base Salary as of the end of the applicable fiscal year with the incentive levels set at 100% target – 200% maximum while in the role of Chief Executive Officer of Michael Kors, and 200% target – 400% maximum while in the role of Chief Executive Officer of Capri, in accordance with, and subject to, the terms and conditions of Capri’s then existing executive annual cash incentive plan, which is currently the Capri Holdings Limited Annual Cash Incentive Plan and is a component of the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan (as the same may be amended or modified by Capri or its subsidiaries from time to time in their sole discretion, subject to shareholder approval if required, together, the “Incentive Plan”). Executive’s actual Annual Cash Incentive may range from 0% of Base Salary for performance below established thresholds to 200% or 400% (as applicable) of salary for maximum performance (interpolated based on the actual level of attainment). The actual Annual Cash Incentive, if any, shall be determined annually at the same time annual cash incentives are determined for comparable senior executives of Capri and its affiliates in accordance with the Incentive Plan, and shall be payable at the same time and in the same manner as annual cash incentives are paid to similarly situated executives of Capri and its affiliates. In order to be entitled to the Annual Cash Incentive for the applicable fiscal year, Executive must be employed by MKUSA on the date the Annual Cash Incentive is actually paid to similarly situated executives except as otherwise provided for in Section 4. Executive acknowledges that if he resigns (other than for Good Reason) or is terminated for Cause prior to the date the Annual Cash Incentive is actually paid to similarly situated executives he is not entitled to receive the Annual Cash Incentive payment for the applicable fiscal year.
(ii)During the Term, the performance components, measures and target values for the Annual Cash Incentive, including, without limitation, the extent to which they will be based on overall corporate performance, brand or divisional performance or other criteria consistent with the terms and conditions of the Incentive Plan, shall be established annually by the Board (or appropriate committee thereof) in accordance with the Incentive Plan as then in effect.
(iii)Notwithstanding the generality of the foregoing, Executive’s Annual Cash Incentive (a) for Fiscal 2022 shall be guaranteed at $700,000 and (b) for the fiscal year ending April 1, 2023 shall be guaranteed at $500,000 (the “Guaranteed Cash Incentive”). The Guaranteed Cash Incentive reflects the minimum cash incentive payable to Executive for the applicable fiscal year, and Executive may earn an actual Annual Cash Incentive in excess of the Guaranteed Cash Incentive if actual fiscal year performance exceeds threshold. Any such additional Annual Cash Incentive for Fiscal 2022 shall be pro rated from the Commencement Date. The Guaranteed Cash Incentive for the applicable fiscal year shall be paid on the same date that annual cash incentives for the same fiscal year are paid to similarly situated executives of Capri and its affiliates.
(iv)Clawback. Notwithstanding the foregoing, if the Board (or appropriate committee thereof, including the Compensation Committee) determines that Executive was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of Capri due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), the Company Parties shall be entitled to recover or cancel the difference between (i) any Annual Cash Incentive payment that was based on having met or exceeded performance targets and (ii) the Annual Cash Incentive payment that would have been paid to or earned by Executive had the actual payment or accrual been calculated based on the accurate data or restated results, as applicable (the “Overpayment”). If the Compensation Committee determines that there has been an Overpayment, the Company Parties shall be entitled to demand that Executive reimburse MKUSA for the Overpayment. To the extent Executive does not make reimbursement of the Overpayment, the Company Parties shall have the right to enforce the repayment through the reduction of future salary or the reduction or cancellation of outstanding and future incentive compensation and/or to pursue all other available legal remedies in law or in equity. The Board (or appropriate committee thereof, including the Compensation Committee) may make determinations of Overpayment at any time through the end of the third (3rd) fiscal year following the year for which the performance evaluation was inaccurate; provided, that if steps have been taken within such period to restate Capri’s financial or operating results, the time period shall be extended until such restatement is completed.
(d)Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs, including, without limitation, medical, dental, vision, life insurance, disability insurance, deferred compensation program and 401(k), that MKUSA provides generally to similarly situated executives in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company Parties from time to time in their sole discretion. The Company Parties will provide Executive with a description of the complete benefits programs, together with necessary enrollment forms.

(e)Travel/Expense Reimbursement. MKUSA shall reimburse Executive for the ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with Capri’s policies and procedures. To the extent Executive travels in connection with his duties hereunder, MKUSA agrees to pay the cost of such travel or to reimburse Executive if he has incurred any such costs, including first class airfare, it being understood and agreed that all such costs shall be incurred in accordance with applicable Company policy. MKUSA shall reimburse Executive for all other ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with Capri’s policies and procedures.
(f)Legal Fees. MKUSA shall reimburse Executive for reasonable and documented legal fees of up to $25,000 incurred in connection with the negotiation of Executive’s offer letter and this Employment Agreement, which shall be payable within 30 days following the Commencement Date and which will be considered a taxable benefit to Executive.
(g)Equity-Based Compensation.

(i)Equity-Based Awards – General. Executive shall be eligible for a grant of share option awards, restricted share unit awards (“RSUs”), which may include performance-based RSUs (“PRSUs”), and other equity-based awards under the equity incentive plan generally applicable to eligible employees of Capri and its affiliates (currently the Incentive Plan), in accordance with, and subject to, the terms and conditions of the Incentive Plan and the applicable long-term incentive award agreement, including that Executive remain employed through the vesting date.

(ii)New Hire Grant. On the first business day of the month following the Commencement Date (assuming Executive is still employed by MKUSA on such grant date), Executive shall receive a long-term incentive award valued at approximately $15,000,000 based on the closing price of CPRI ordinary shares on the New York Stock Exchange on the date of grant, in accordance with, and subject to, the terms and conditions of the Incentive Plan and the applicable long-term incentive award agreement. This equity grant shall be comprised of 100% RSUs that will vest in equal installments over five (5) years on each anniversary of the grant date, subject to Executive’s continued employment through the vesting date and the terms and conditions of the Incentive Plan and the applicable long-term incentive award agreement.

(iii)Annual Discretionary Grant. In addition, in accordance with the Capri annual performance review cycle (which typically occurs in June of each year), on an annual basis commencing in June 2022, Executive will be eligible to receive a discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined in Capri’s sole discretion in accordance with, and subject to, the terms and conditions of such Incentive Plan, and may be in the form of share options, RSUS, PRSUS, other share-based awards or any combination of the foregoing as determined the Board (or appropriate committee thereof).

(iv)Effect of Termination. Except in the case of the termination of Executive for Cause, in which case any restricted shares (including RSUs and PRSUs) and any other share-based awards granted to Executive under the Incentive Plan shall be forfeited and any share options granted to Executive under the Incentive Plan shall immediately terminate (whether or not vested and/or exercisable), any such equity-based awards that have become vested and/or exercisable prior to the Termination Date shall remain vested and/or exercisable after the Termination Date in accordance with the terms and conditions of the Incentive Plan and any applicable long-term incentive award agreement, and treatment of the long-term incentive awards upon termination shall be governed by the Incentive Plan and the applicable award agreement.

(v)Incentive Plan Controls. Notwithstanding anything to the contrary in this Agreement, the terms of the Incentive Plan and related long-term incentive award agreements, as they may be changed from time to time, are controlling.
(h)Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements, including, with respect to the Board Fees, applicable U.K. statutory reductions. In connection with any U.K. tax return filing required by Executive in connection with his service on the Board, Capri agrees to provide Executive with reasonable assistance, including the preparation and filing of an annual U.K. tax return (and any amendments thereto) through a tax firm of Capri’s choice. To the extent that Executive incurs increased tax liability as a result of Capri being a U.K. tax resident, Capri agrees to either reimburse Executive for such additional tax liability, including any additional tax liability resulting from such reimbursement, or to pay the additional tax directly on Executive’s behalf.
(i)Vacations. Executive shall be entitled to a total of twenty-five (25) days of paid vacation during each calendar year during the Term (which shall accrue in accordance with MKUSA’s vacation policy); provided, however, that such vacations shall be taken by Executive at such times as will not interfere with the performance by Executive of his duties hereunder.
4.  Termination of Employment.
(a)Employee At-Will. Either the Company Parties or Executive shall have the right to terminate the employment relationship at any time, for any reason, without or with Cause (as defined below) subject to the provisions of Section 5.
(b)Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon his death. The Company Parties may terminate Executive’s employment under this Agreement if Executive is unable to perform substantially all of the duties required hereunder due to illness or incapacity for a period of at least ninety (90) days (whether or not consecutive) in any period of three hundred and sixty five (365) consecutive days.
(c)Cause. The Company Parties may terminate Executive’s employment under this Agreement at any time with Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following events after the Commencement Date: (i) a material breach by Executive of his obligations under this Agreement that he fails to cure, other than due to death, disability or other cause outside of his reasonable control within thirty (30) days following written notice of such breach from the Company Parties to Executive; (ii) insubordination or a refusal by Executive to perform his duties under this Agreement consistent with applicable laws and Executive’s good faith business judgment that continues for at least ten (10) consecutive days after written notice from the Company Parties to Executive; (iii) Executive’s gross negligence, willful misconduct or dishonesty in performing his duties hereunder or with respect to the Company Parties or any of their affiliates (iv) the commission by Executive of a fraud or theft against the Company Parties or any of their affiliates or Executive’s conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or (v) the possession or use by Executive of illegal drugs or prohibited substances or the excessive drinking of alcoholic beverages on a recurring basis which impairs

Executive’s ability to perform the material duties under this Agreement. In all instances, written notice shall be from the Current Capri CEO or the Board, as applicable, and shall set forth the specific basis of the alleged conduct constituting Cause, and termination by the Company Parties shall be subject to an opportunity to meet with the Board at least ten (10) days in advance and the vote of majority of Board members.
(d)Executive Termination Without Good Reason. Executive agrees that he shall not terminate his employment for any reason other than Good Reason without giving the Company Parties at least six (6) month’s prior written notice of the effective date of such termination. Executive acknowledges that the Company Parties retain the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company Parties elect to waive the notice requirement, in whole or in part, neither of the Company Parties shall have any further obligations to Executive under this Agreement other than to make the payments specified in Section 5(a). After Executive provides a notice of termination, the Company Parties may, but shall not be obligated to, provide Executive with work to do and the Company Parties may, in their sole discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as they may specify in relation to attending at, or remaining away from, the Company Parties’ places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 4(d), the Termination Date shall be the last day of the six (6) month notice period, unless the Company Parties elect to waive the notice requirement as set forth herein.

(e)Other Notice Requirements. If Executive is offered and desires to accept employment with, or provide consulting services to, another business, person or enterprise, including, but not limited to, a Competitor (as defined in Section 6(c)) during the Restricted Period (as defined in Section 6(c)), Executive agrees to promptly inform the Chief Executive Officer of Capri or the Board, as applicable, of his proposed title and duties with that business, person or enterprise, and the proposed starting date of that employment or consulting services. Executive is also required to inform any prospective employer or entity of the terms of his restrictive covenants as set forth in Section 6 of this Agreement.

5.    Consequences of Termination or Breach.

(a)    Death or Disability; Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated under Section 4(b) or 4(c), or Executive terminates his employment for any reason other than for Good Reason in accordance with Section 4(d), Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than (i) Base Salary earned but not yet paid prior to the Termination Date, (ii) reimbursement of any expenses pursuant to Section 3(f) incurred prior to the Termination Date and (iii) vested equity in accordance with Section 3(h)(iv). For purposes of this Agreement, “Good Reason” means (x) the material reduction of Executive’s duties, responsibilities or authority relating to the position of Chief Executive Officer of Michael Kors or Chief Executive Officer of Capri, as applicable (but not including any transition assistance provided by the Executive Chairman of Capri during Executive’s first four (4) months as CEO of Capri), or the assignment of responsibilities or reporting relationships that are inconsistent in any material respect with those roles, as applicable (“Diminution”) except with respect to any Capri or Company action initiated or recommended by Executive and approved by the Chief Executive Officer of Capri or the Board (as applicable), (y) a material breach by the Company Parties of their obligations under this Agreement or any other agreements then in effect, (z) failure of the Board to promote Executive to Chief Executive Officer of Capri by the date specified in Section 2(a); (aa) a person other than Executive is named as the successor Chief Executive Officer of Capri to the person who serves as the Current CEO of Capri; (bb) the Board fails to nominate you to the Board upon your appointment as Chief Executive Officer of Capri; and (cc) in the event of a “change of control” (as defined in the Incentive Plan), failure of the surviving entity to assume in writing any binding employment agreement between you and the Company Parties. In all instances set forth under subclauses (x) through (cc) hereunder, written notice directed to the Current Capri CEO or the Board, as applicable, and setting forth the specific basis of the alleged conduct constituting Good Reason is required within thirty (30) days of occurrence. The Company Parties shall have thirty (30) days after said written notice to cure such noncompliance, and termination by Executive for Good Reason shall only be effective ten (10) days after the expiration of the cure period.
(b)Termination Without Cause or With Good Reason.
(i)If Executive’s employment under this Agreement is terminated by the Company Parties without Cause, or Executive terminates his employment for Good Reason, the sole obligations of the Company Parties to Executive shall be (a) to make the payments described in clauses (i) through (iii) (inclusive) of Section 5(a), and (b) subject to Executive providing the Company Parties with the release and separation agreement described below, to provide continuation of Executive’s then current Base Salary for a two (2) year period commencing with the day following the Termination Date plus a payment equivalent to two (2) years of Executive’s target Annual Cash Incentive plus the Annual Cash Incentive for the fiscal year in which the Termination Date occurs (pro rated based on the Termination Date within the performance period) (the “Separation Cash Incentive”) plus the value of accrued but unused vacation (together, the “Severance Payments”). The Separation Cash Incentive shall be payable to Executive on the date that the Annual Cash Incentive is actually paid to similarly situated executives of Capri and its affiliates. The Company Parties’ obligations to provide the payments and any long-term incentive award vesting referred to in Section 5(b)(iii) shall be contingent upon (A) Executive having delivered to the Company Parties a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company Parties and their affiliates and their respective directors, officers, employees, agents and representatives satisfactory in form and content to Capri’s counsel, and (B) Executive’s continued compliance with his obligations under Section 6 of this Agreement. Executive acknowledges and agrees that in the event the Company Parties terminate Executive’s employment without Cause or Executive terminates his employment for Good Reason, (1) Executive’s sole remedy shall be to receive the Severance Payments specified in this Section 5(b) and (2) if Executive does not execute the separation agreement and release described above, Executive shall have no remedy with respect to such termination.

(ii)Notwithstanding anything to the contrary, in case of termination without Cause or under (z), (aa), (bb) or (cc) of the definition of Good Reason, the Severance Payments will be calculated based on the Base Salary and target Annual Cash Incentive as if Executive had been appointed Chief Executive Officer of Capri.

(iii)The Severance Payments shall be payable in substantially equal installments in accordance with the normal payroll practices of MKUSA less applicable withholdings and deductions and shall not be offset or otherwise reduced by any compensation or other consideration that Executive receives from other employment (including self-employment) during such payment period. In addition, in the event the Company Parties are required to make the Severance Payments described in Section 5(b)(i), Executive shall also be eligible to vest in any long-term incentive award that has a vesting date within twelve (12) months of the Termination Date.

6.  Certain Covenants and Representations.
(a)Confidentiality. Executive acknowledges that in the course of his employment by the Company Parties, Executive will receive and or be in possession of confidential information of Capri and its affiliates, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, licensees, computer programs and software, and personal information regarding Capri and its affiliates personnel (collectively, “Confidential Information”). Confidential Information shall not include information that is: (i) generally known or available to the public or in Executive’s possession prior to discussions relating to employment with the Company Parties; (ii) independently known, obtained, conceived or developed by Executive without access to or knowledge of related information provided by Capri or its affiliates or obtained in connection with Executive’s efforts on behalf of the Capri and its affiliates, (iii) used or disclosed with the prior written approval of the Company Parties or (iv) made available by the Company Parties to the public. Executive agrees that he will not, without the prior written consent of the Company Parties, during the Term or thereafter, disclose or make use of any Confidential Information, except as may be required by law or in the course of Executive’s employment hereunder or in order to enforce his rights under this Agreement. Executive agrees that all tangible materials containing Confidential Information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company Parties. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company Parties all Confidential Information and property of the Company Parties in Executive’s possession.
(b)No Hiring. During the two (2) year period following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention) of any person who was employed or retained by Capri or any of its parents, subsidiaries or affiliates within the one (1) year period immediately preceding such employment or retention (“Restricted Person”). A person shall not be deemed a Restricted Person unless he or she has or had seniority above the level of manager and meaningful business interaction with Executive prior to their and Executive’s departure from the Company Parties. There shall be no presumption of breach solely based on Executive’s affiliation with an entity which hires or retains a Restricted Person so long as Executive does not solicit the person or participate in the hiring process. It is not a violation of this paragraph if Executive or an entity with which Executive is affiliated engages or participates in any arrangement with an independent contractor if such party’s services to the Company Parties (i) are not then full-time or exclusive and (ii) Executive’s engagement or participation does not require such party to terminate or diminish its services to the Company Parties.

(c)Non-Compete. Executive is prohibited from, directly or indirectly, counseling, advising, consulting for, becoming employed by or providing services in any capacity to a Competitor (as defined below) for twelve (12) months beginning on the day following the Termination Date (the “Restricted Period”). Executive shall not be deemed in breach of this Section 6(c) if an entity Executive is affiliated with provides services to a competitor, among other clients, as long as Executive is not meaningfully involved in rendering services to that client. Executive shall be entitled to own a passive equity interest of up to five (5) percent in any entity so long as Executive does not manage (whether as a director, officer or otherwise) or exercise influence or control over an entity that is a Competitor. “Competitor” refers to any of the companies set forth in Annex A to this Agreement. In the event Executive’s employment is terminated for any reason (other than for Cause) and Capri, at its sole discretion, elects to enforce its right to enjoin Executive from joining a competitor during the Restricted

Period, MKUSA shall compensate Executive at his then-current Base Salary, paid semi-monthly less applicable withholdings and deductions in accordance with the normal payroll practices of MKUSA, to be paid in consecutive months, during the Restricted Period. The foregoing payments will be made to Executive solely to the extent that the Separation Payments or other termination payments from the Company Parties are not otherwise being paid to Executive during the remainder of the Restricted Period.

(d)Non-Disparagement. During the Term and thereafter, (i) Executive agrees not to disparage Capri or any of its affiliates or any of their respective directors, officers, employees, agents, representatives or licensees (“Restricted Parties”) and not to publish or make any disparaging statement that is reasonably foreseeable to become public with respect to the Restricted Parties; and (ii) each of the Company Parties agrees that it shall not disparage, and it shall not authorize or permit any director or “executive officer” (as defined in Rule 3b-7 of the U.S. Securities Exchange Act of 1934, as amended (the “SEC Officers”)) to disparage, Executive, nor shall the Company Parties make, or authorize or permit any such persons to make, any statement that is reasonably foreseeable to become public with respect to Executive. The obligations of the Company Parties under this Section 6(d) shall be limited to the direct or indirect actions of its directors and SEC Officers during the period in which they are providing services to or employed by the Company Parties or their affiliates.
(e)Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes that Executive now or hereafter during the Term may acquire or develop either individually or with others, as an employee relating to the fields in which the Company or any of its affiliates may then be engaged or contemplate being engaged (“Such Inventions”) shall, as between Executive and Capri or its affiliate, belong to Capri or such affiliate and forthwith upon request of the Company Parties, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company Parties may reasonably request in order to assign to and vest in Capri or its affiliates all of Executive’s right, title and interest (including, without limitation, waivers to moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges and agrees that (i) all copyrightable works created by Executive as an employee will be “works made for hire” on behalf of Capri and its affiliates and that, as between Executive and Capri and its affiliates, Capri and its affiliates shall have all rights therein in perpetuity throughout the world and (ii) to the extent that any such works do not qualify as works made for hire, Executive irrevocably assigns and transfers to Capri and its affiliates all worldwide right, title and interest Executive may have in and to such works. Executive hereby appoints any officer of the Company Parties as Executive’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any governmental agency, court or authority. If for any reason Capri or its affiliates do not own any Such Invention, to the extent of Executive’s rights therein, Executive grants to Capri and its affiliates the exclusive and royalty-free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.
(f)Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of Sections 6(a), (b) and (c) are reasonable and necessary for the protection of Capri and its affiliates, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to Capri and its affiliates, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. In addition, in the event Executive breaches any of the covenants in Sections 6(b) and (c), Executive will forfeit any remaining earned but unpaid Annual Cash Incentive and all vested and unvested equity, and Capri shall be entitled to claw back any Annual Cash Incentive paid to Executive within twelve (12) months of his last day of employment and shall also be entitled to claw back any compensation previously received on exercise or settlement of any equity award within twenty-four (24) months prior to any such breach in accordance with the Incentive Plan and applicable long-term incentive award agreements. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.
7.  Miscellaneous.
(a)Employee Handbook and Other Policies. Executive agrees to be bound by, and adhere to, all of Capri’s policies in effect during his Employment, including, but not limited to, the Employee Handbook, and Code of Business Conduct and Ethics, each of which, among other policies, Executive will be required to sign and acknowledge in connection with his commencement of employment hereunder.
(b)Representations. The Company Parties and Executive each represents and warrants that (i) it has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and (ii) this Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms. In addition, Executive represents and warrants that as of the Commencement Date: (i) Executive is not party to any agreement with any prior employer that would preclude his employment by the Company Parties or his full performance of his duties as an employee of the Company Parties; (ii) Executive does not have any documents, information (whether hardcopy or electronic), or any other property belonging to his prior employer; and (iii) Executive has kept and will keep in confidence proprietary information, knowledge, or data acquired by him in confidence during his employment with his prior employer, and Executive will not disclose to Capri or its affiliates or induce Capri or its affiliates to use any confidential or proprietary information belonging to his prior employer.
(c)Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by email, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to Executive or to the Company Parties at the addresses set forth below or at such other address as Executive or the Company Parties may specify by notice to the other:
To Capri:
Capri Holdings Limited
33 Kingsway
London, United Kingdom WC2B 6UF
Attn: Chairman of the Board

To MKUSA:
Michael Kors (USA), Inc.
11 West 42nd Street
New York, NY 10036

Attention: John D. Idol
Fax Number: 646.354.4988

With a copy to:

Capri Holdings Limited / Michael Kors (USA), Inc.
11 West 42nd Street
New York, NY 10036
Attention: Senior Vice President, General Counsel
Fax Number: 646.354.4901

To Executive: at his home address on file with the Company Parties or to such other address as may be provided by such notice.

(d)Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter. This Agreement is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto. Notwithstanding the foregoing, this Agreement does not cancel or supersede the Incentive Plan (or the applicable long-term incentive award agreement) or the plans referred to in Section 3(e), and without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in the Incentive Plan (or the applicable long-term incentive award agreement) or any plan (unless the Incentive Plan (or the applicable long-term incentive award agreement) or plan expressly defers to the definition of “cause” under an executive's employment agreement). Nothing herein shall be deemed to prohibit Capri, the Board, or MKUSA from amending or terminating any and all Incentive Plans or other plans referred to in Section 3(e) or other policies (including within the Employee Handbook) in its sole and absolute discretion.
(e)Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged with such waiver.
(f)Assignment. Except as otherwise provided in Sections 7(f) and 2(b), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company Parties only to its affiliates; provided, however, that any assignment by the Company Parties shall not, without the written consent of Executive, relieve the Company Parties of their obligations hereunder.
(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
(h)Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

(i)Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws principles.
(j)Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, that Executive acknowledges that in the event of any violation of Section 6 hereof, the Company Parties shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.
(k)Section 409A. It is intended that this Agreement will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively, “Section 409A”) to the extent this Agreement is subject thereto. It is the Parties’ good faith belief that any payments or benefits provided to Executive pursuant to this Agreement fall within an exception to Section 409A. To the extent that this Agreement provides for any payments to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  If an amendment to this Agreement is necessary in order for it to comply with Section 409A, the Parties agree to negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the Parties to the extent reasonably possible.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect from and after the Commencement Date.

CAPRI HOLDINGS LIMITED

By: /s/ John Idol
Name: John D. Idol
Title: Chairman & CEO

MICHAEL KORS (USA), INC.

By: /s/ John Idol
Name: John D. Idol
Title: Chairman & CEO

By: /s/ Joshua Schulman
Name: Joshua Schulman

ANNEX A

Burberry Group PLC
Chanel
Christian Louboutin
Compagnie Financière Richemont SA (including, but not limited to, Azzedine Alaïa, Cartier, Chloé, Lancel, Montblanc, Piaget and Van Cleef & Arpels)
Dolce & Gabana
Hermes International
Hugo Boss
Kering (including, but not limited to, Gucci, Bottega Veneta, Yves Saint Laurent, Alexander McQueen, Balenciaga and Stella McCartney)
LVMH Moet Hennessy Louis Vuitton SA (including, but not limited to, Celine, Christian Dior, Fendi, Givenchy, Marc Jacobs, Louis Vuitton and Tiffany)
PVH Corp. and its affiliated brands (including, but not limited to, Calvin Klein and Tommy Hilfiger)
Prada Group (including, but not limited to, Prada and Miu Miu)
Ralph Lauren Corporation
Salvatore Ferragamo
Tapestry (including Coach, Kate Spade and Stuart Weitzman)
Tod’s Group
Tory Burch LLC
Tumi Holdings, Inc.
Valentino S.P.A.
V.F. Corporation

14